UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

February 12, 2008

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Effective February 12, 2008, Extreme Networks, Inc. (the “Company”) has appointed Mr. Gary Aranjo to the position of Vice President, Corporate Controller. Mr. Aranjo will serve as the Company’s principal accounting officer.

Before joining the Company, Mr. Aranjo, age 43, was Vice President, Finance of Force10 Networks, Inc. from April 2006 to May 2007. From October 2005 until March 2006, he was Assistant Corporate Controller and Senior Director of eBay, Inc., and from September 2002 until September 2005, he was Director of Corporate Accounting for Cypress Semiconductor Corporation. Mr. Aranjo commenced his career with Ernst & Young LLP where he spent thirteen years and advanced to the position of Senior Manager in the audit department. He has a Bachelor of Commerce degree and post-graduate degree in accounting from the University of Natal, Durban, South Africa and is a Certified Public Accountant in California.

Mr. Aranjo will receive an annual salary and will be eligible to participate in the Company’s Fiscal 2008 Executive Incentive Bonus Plan (EIP). Subject to approval of the Company’s Board of Directors, Mr. Aranjo will be granted a one-time option to acquire shares of the Company with an exercise price equal to the closing price of the Company’s Common Stock on the date determined by the Board of Directors. The shares subject to such option will vest in accordance with the Company’s standard vesting terms. In addition, Mr. Aranjo will receive a sign-on bonus upon completion of his first 180 consecutive days of employment with the Company. Mr. Aranjo will be entitled to participate in the Company’s Executive Change in Control Severance Plan as is currently in effect for the other executive officers of the Company, providing for certain severance provisions in the event of an acquisition of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2008

EXTREME NETWORKS, INC.

By:	/s/ Karen Rogge
Karen Rogge
Senior Vice President, Chief Financial Officer

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